Exhibit 99.(h)(44)

June 5, 2013

Each of the Borrowers listed

on Appendix I hereto

One Madison Avenue

New York, NY 10010

Attention:  Bruce Rosenberg

RE:  Eighth Amendment to Credit Suisse Family of Funds Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to each of the investment companies registered under the Investment Company Act listed on Appendix I attached to the Loan Agreement referred to below (each, a “Borrower”), each acting on behalf of its respective Funds as specified from time to time on such Appendix I thereto (each such fund series, a “Fund”), a $20,000,000.00 committed, unsecured line of credit (the “Committed Line”) as described in a letter agreement dated June 10, 2009, by and among the Borrowers and the Bank (as amended, the “Loan Agreement”).  The obligations of the Borrowers arising under the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $20,000,000.00 dated June 8, 2011 (as amended, the “Note”).  Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to amend the Loan Agreement as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers, on behalf of their respective Funds, and the Bank agree as follows:

I.                                        Amendment to Loan Documents

Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor:  “The Committed Line shall expire on June 4, 2014 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrowers or, with respect to any Fund, terminated by a Borrower on behalf of such Fund as provided herein.”

II.                                   Limited Consent

The Borrowers have informed the Bank that, effective on or around June 5, 2013, Credit Suisse Asset Management Income Fund, Inc. (“Subject Borrower”) changed its fundamental investment restrictions as described more fully in the proxy dated March 25, 13 of the Subject Borrower (the “Proxy”).  Section II(1)(d)(ix) of the Loan Agreement requires the Bank’s prior written consent for a change in the fundamental investment restrictions of any Borrower as described in the Prospectus of such Borrower.  The Bank hereby waives the provisions of Section II(1)(d)(ix) of the Loan Agreement solely for purposes of consenting to the change in fundamental investment restrictions as described in the Proxy.  The foregoing waiver by the Bank shall not constitute a waiver of any other provisions of the Loan Documents other than as specifically described herein and shall not obligate the Bank to consent to any further waiver or amendment of the above mentioned Section of the Loan Agreement for any other or future matters.

III.                              Miscellaneous

1.                                      Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.                                      Each of the Borrowers, for itself and on behalf of each of its respective Funds, represents and warrants to the Bank as follows:  (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of such Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”):  (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust certificate or articles of incorporation or by-laws or other organizational documents of such Borrower or such Fund or any law, rule or regulation applicable to such Borrower or such Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on such Borrower or such Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower and such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.                                      Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Documents to be governed by the laws of the Commonwealth of Massachusetts.

4.                                      This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

2

Eighth Amendment Signature Page

If the foregoing is acceptable to you, please have an authorized officer of the Borrowers execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/Paul J. Koobatian
Paul J. Koobatian, Vice President

Acknowledged and Accepted:

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

By:	/s/Rocco DelGuercio
Name: Rocco DelGuercio
Title: Treasurer

CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Rocco DelGuercio
Name: Rocco DelGuercio
Title: Treasurer

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Rocco DelGuercio
Name: Rocco DelGuercio
Title: Treasurer

CREDIT SUISSE TRUST, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Rocco DelGuercio
Name: Rocco DelGuercio
Title: Treasurer

APPENDIX I

List of Borrowers and Funds

	Custodian		Specified Percentage
CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.	SSB	(1)	10%

CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of:
Credit Suisse Commodity Return Strategy Fund	SSB		20%
Credit Suisse Commodity ACCESS Strategy Fund	SSB		20%

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of:
Credit Suisse Floating Rate High Income Fund	SSB		20%
Credit Suisse Multialternative Strategy Fund	SSB		25%
Credit Suisse Managed Futures Strategy Fund	SSB		20%
Credit Suisse Strategic Income Fund	SSB		20%

CREDIT SUISSE TRUST, on behalf of:
Commodity Return Strategy Portfolio	SSB		20%

(1)  State Street Bank and Trust Company as custodian